We have omitted certain portions of this document               EXHIBIT 10.16
and filed them separately with the Commission. These portions are marked with an asterisk(*).

                              [HealthStream Logo]


March 8, 1999

Ron Loeppke, MD, MPH
Vice-President and Chief Medical Officer
Phycor, Inc.
30 Burron Hills Boulevard - Suite 500
Nashville, TN 37215

Dear Dr. Loeppke:

Per our recent conversations, we would like to pursue the "link" strategy to launch a formal relationship between HealthStream and PhyCor. Under this arrangement, HealthStream will provide PhyCor with access to HealthStream's continuing medical education Web site, through a link from within PhyCor Online. In accordance with this non-exclusive worldwide license granted by HealthStream to PhyCor, HealthStream will provide this service at no charge to PhyCor.

HealthStream shall provide access to its current content library of over 760 hours of continuing medical education. HealthStream will update this library as it acquires new content. HealthStream will offer PhyCor's physicians CME at its list prices and will investigate the technical requirements for providing discounts to PhyCor physicians through this link. HealthStream's current CME library includes:

-  Med-Challenger EM for Emergency Physicians (7 modules; 200 CME hours)
-  Med-Challenger FP for Family Physicians (7 modules; 192 CME hours)
-  Med-Challenger Peds for Pediatricians (6 modules; 159 CME hours)
-  Med-Challenger IM for Internists (5 modules; 143 CME hours)
-  ECG-Challenger (31.25 CME hours)
-  Derm-Challenger (25.5 CME hours)
-  Rad-Challenger (10.25 CME hours)

Since the current plan to link the two resources involves a third party distributor, AHN.COM, and limits our ability to distinguish PhyCor physicians from the general population, revenue opportunities for PhyCor are limited in scope. Under this arrangement, we can offer PhyCor a * earn back and a * discount for PhyCor physicians on each transaction completed by PhyCor physicians. We will calculate and report participation and revenues quarterly. In consideration of this earn back, HealthStream will retain the right to represent itself as the premier provider of Continuing Medical Education (CME) on PhyCor Online.

The term of this Agreement shall be three (3) years from the date of this agreement and thereafter be automatically extended for additional one (1) year periods unless either party provides thirty (30) days written notice to the non-terminating party.

If the terms and conditions of this letter are acceptable, please sign and return a copy of this letter so that we may move forward with this project.




    Sincerely,




                                       HEALTHSTREAM, INC.




                                       By: /s/ Robert A. Frist, Jr.
                                          ---------------------------------
                                       Title: Chief Executive


Acknowledged and agreed to this 8th day of March, 1999.

PHYCOR




/s/ Ron Loeppke, MD
-------------------------------
Ron Loeppke, MD, MPH
Vice-President and Chief Medical Officer